Exhibit 99.1
ACE*COMM Regains Compliance with Marketplace Rules
for Private Placement Transaction
Gaithersburg, MD –ACE*COMM Corporation (NASDAQ:ACEC), today reported that upon review of the private placement of convertible notes and warrants transaction completed by the Company on June 11, 2007, the Nasdaq Staff determined that the transaction failed to comply with Marketplace Rules 4350(i)(1)(D), IM4350-2 and 4310(c)(17). The Staff notified the Company on July 23, 2007 that based on subsequent submissions of amended, restated and supplemental agreements and other materials, the issues relating to the private placement had been corrected and the Company has regained compliance. As previously disclosed, on July 16th the NASDAQ Listing Qualifications staff granted the Company an extension, through September 5, 2007, to regain compliance with other NASDAQ listing requirements.
About ACE*COMM
ACE*COMM is a global provider of value-added services, mobile content delivery applications and advanced operations support systems (OSS) solutions for telecommunications service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide revenue-generating mobile applications and the analytical tools required to extract knowledge from operating networks—knowledge customers use for cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.
For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens and Verisign. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada and the UK. ACE*COMM is an ISO 9001 compliant company. For more information, visit www.acecomm.com.
ACE*COMM and the ACE*COMM logo, are registered trademarks of ACE*COMM Corporation.
Contact:
ACE*COMM
Media Relations:
media@acecomm.com
or
Lippert/Heilshorn & Associates
Jody Burfening / Harriet Fried, 212-838-3777
hfried@lhai.com

© 2007 ACE*COMM	News Release	1 of 1